CONTACT: John Zettler
715 836-9994 x109
DATE:  May 4, 2005
FOR IMMEDIATE RELEASE

CITIZENS COMMUNITY BANCORP ANNOUNCES
SECOND QUARTER EARNINGS

EAU CLAIRE, Wisc.-- Citizens Community Bancorp (OTC Electronic Bulletin Board: CZWI.OB), the holding company for Citizens Community Federal, announced earnings of $383,906 for the quarter ending March 31, 2005, compared to $185,253 for the prior year quarter. Earnings for the six-months ended March 31, 2005 totaled $583,990, compared to $367,922 for the six months ended March 31, 2004.

Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period, excluding unallocated shares of the Employee Stock Ownership Plan (ESOP). Basic earnings per share of $.13 were reported for the three months ending March 31, 2005. Basic earnings per share of $.20 were reported for the six months ending March 31, 2005. Earnings per share data is not applicable to the prior year period, as Citizens Community Federal was a mutual savings bank with no stock outstanding.

Net interest income for the quarter ended March 31, 2005 totaled $1.9 million compared to $1.6 million for the prior year period. Net interest income for the six months ended March 31, 2005 totaled $3.7 million compared to $3.2 million for the prior six-month period. The increase in net interest income was due to increased loan volume and an increase in the balance of loans receivable partially offset by the increase in interest expense and the decrease in average loan yield.

Non-interest income increased to $744,000 for the quarter ending March 31, 2005, compared to $340,000 for the same period in 2004.

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Citizens Community Bancorp

For the six-month period ending March 31, 2005, non-interest income increased to $1,109,000 from $678,000 for the six-month period ending March 31, 2004. The increase for both periods came primarily as a result of income generated from the January 12, 2005 merger of PULSE-EFT and Discover Financial Services. The Company was a stockholder and member of PULSE-EFT. As a result of the merger, it received $384,467 in pre-tax income in the second quarter of fiscal 2005 and anticipates a final payment of $47,766 in the third quarter of fiscal year 2005.

Non-interest expense increased from $1.6 million to $1.9 million for the three months ended March 31, 2005. Non-interest expense increased from $3.0 million for the six- month period ended March 31, 2004 to $3.7 million for the same period in 2005. The increase was due primarily to the additional operating costs associated with the Mankato branch office and the Oakdale branch office, normal salary increases and the cost associated with compliance with the Sarbanes-Oxley Act of 2002, including Section 404-Management's Assessment of Internal Controls.

Total assets increased by $16.1 million, or 10.0%, to $178.1 million at March 31, 2005, from $162.0 million as of September 30, 2004. The increase in assets was primarily attributable to an increase in loans receivable.

Stockholder's equity decreased $309,000 to $19.3 million at March 31, 2005, from $19.6 million at September 30, 2004. The decrease was a result of repurchasing 59,618 shares of common stock at a total cost of $894,866 and cash dividends paid of $97,866, partially offset by the net earnings for the period.

Citizens Community Bancorp, based in Eau Claire, Wisc., is the mid-tier holding company for Citizens Community Federal, a federal savings association operating ten full-service banking offices in Wisconsin and Minnesota.

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Except for historical information contained herein, the matters contained in this news release and other information in the Company's SEC filings, may express "forward looking statement" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

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SELECTED FINANCIAL INFORMATION

	March 31, 2005	September 30, 2004

Selected Financial Condition Data
Total Assets	$178,110,382	$161,979,796
Cash and Cash equivalents	$2,888,293	$4,768,007
Loans receivable, net	$169,707,693	$152,376,330
Allowance for Loan Losses	($641,343)	($554,210)
Deposits	$133,624,549	$127,976,262
Federal Home Loan Bank Advances	$24,000,000	$13,500,000
Total Equity	$19,297,116	$19,605,923

	Three Months Ended March 31		Six Months Ended March 31,

	2005	2004	2005	2004

Selected Operations Data
Total Interest and Dividend Income	$2,739,714	$2,346,385	$5,396,877	$4,631,422
Interest expense	$862,164	$722,892	$1,648,821	$1,471,998

Net Interest Income	$1,877,550	$1,623,493	$3,748,056	$3,159,424
Provision for loan losses	$102,133	$99,999	$202,136	$195,999

Net Interest Income After Provision For Loan Loss	$1,775,417	$1,523,494	$3,545,920	$2,963,425
Total Noninterest Income	$743,562	$339,626	$1,108,500	$677,619
Total Noninterest Expense	$1,876,368	$1,557,024	$3,672,144	$3,033,016

Income before provision for income tax	$642,611	$306,096	$982,276	$608,028
Provision for income taxes	$258,705	$120,843	$398,286	$240,106

Net Income	$383,906	$185,253	$583,990	$367,922

Earnings per share	$0.13	NA	$0.20	NA